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                                                                EXHIBIT 99.1

                               [TEGAL LETTERHEAD]

                                                        NEWS RELEASE

At Tegal Corporation:                            At Financial Relations Board:
David Curtis                                     Michelle Slade (General Info)
Vice President, Operations, Finance              Catherine Roberts (Analysts)
and Chief Financial Officer                      (415) 986-1591
(707) 765-5630

FOR IMMEDIATE RELEASE

                TEGAL CORPORATION DECLARES DIVIDEND DISTRIBUTION
                       OF PREFERRED SHARE PURCHASE RIGHTS


PETALUMA, Calif., June 11, 1996 -- The Board of Directors of Tegal Corporation (Nasdaq: TGAL) today declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Tegal Corporation common stock. Each Right will entitle stockholders to buy one one-hundredth of a share of a newly created Series A Junior Participating Preferred Stock of the Company at an exercise price of $45.00. The Rights will be exercisable if a person or group acquires 15 percent or more of the Company's common stock or announce a tender offer for 15 percent or more of the common stock; provided, however, that if any person or group owns 15 percent or more of the Company's common stock as of June 11, 1996, then the Rights would become exercisable with respect to such person or group only after such person or group acquires beneficial ownership of any additional shares of the Company's common stock. Tegal Corporation Board will be entitled to redeem the Rights at 0.01 cent per Right at any time before the tenth day after the person has acquired 15 percent or more of the outstanding common stock.

The Rights are not being distributed in response to any specific effort to acquire control of the Company. The Rights are designed to assure all Tegal Corporation stockholders receive fair and equal treatments in the event of any proposed takeover of the Company and to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of Tegal Corporation without paying all stockholders a control premium.

If a person acquires 15 percent or more of the outstanding common stock of Tegal Corporation, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of common shares of Tegal Corporation having a market value at that time of twice the Right's exercise price. Rights held by the 15 percent holder will become void and will not be exercisable to purchase shares at the bargain purchase price. If Tegal Corporation is acquired in a merger or


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TEGAL ADD ONE


other business combination transaction which has not been approved by the Board of Directors, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the Right's exercise price.

"The Rights are intended to enable all Tegal Corporation stockholders to realize the long-term value of their investment in the Company. They do not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board of Directors prior to attempting a takeover," said Robert V. Hery, Chief Executive Officer of Tegal Corporation.

The dividend distribution will be payable to stockholders of record on July 1, 1996. The Rights will expire in ten years. The Rights distribution is not taxable to stockholders.

Tegal Corporation, headquartered in Petaluma, California is a leading designer and manufacturer of plasma etch systems used in the fabrication of integrated circuits (ICs). Etching is a key process and must be performed multiple times in regions of the world in which ICs are manufactured.


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